Exhibit 4(a)

INSTRUMENT OF CORRECTION

This Instrument of Correction is entered into by Entergy Texas, Inc. ("ETI") and Entergy Gulf States Louisiana, L.L.C. ("EGSL") to correct a mutual mistake in the Debt Assumption Agreement entered into by ETI and the predecessor to EGSL on December 31, 2007 ("DAA"). All initially capitalized terms used herein that are not defined herein shall have the meaning specified in the DAA.

WHEREAS, pursuant to the DAA, on December 31, 2007 ETI assumed the obligations of EGSL to pay to the Trustees the Assumed Amounts specified with respect to each series of Outstanding Debt on Schedule 1 of the DAA and on Schedule 1 to each Instrument of Assumption executed on December 31, 2007;

WHEREAS, the Assumed Amounts in such Schedules 1 were calculated based on the September 30, 2007 balance sheet of Entergy Gulf States, Inc. ("EGSI");

WHEREAS, it was the intention of the parties to the DAA that the DAA and the Instruments of Assumption would provide for the adjustment of ETI's responsibilities to pay the Assumed Debt based on the December 31, 2007 balance sheet of EGSI following the same methodology used to calculate the Assumed Amounts from the September 30, 2007 balance sheet of EGSI;

WHEREAS, by mutual mistake, neither the DAA nor the Instruments of Assumption provided for such adjustment;

WHEREAS, EGSL and ETI desire to correct the DAA to reflect the intention of the parties on December 31, 2007;

NOW, THEREFORE, the parties hereto agree as follows:

The DAA is hereby corrected as of December 31, 2007 to require adjustment of ETI's obligations under the DAA to conform to the December 31, 2007 balance sheet of EGSI using the same methodology that was used to calculate the Assumed Debt. EGSL and ETI will make payments to the applicable Trustees in accordance with the corrected DAA. Exhibit A describes the methodology used to calculate ETI's obligations under the DAA, including the payment responsibilities of EGSL and ETI with respect to each series of Assumed Debt.

The execution of this instrument shall not affect the rights of the Trustees, the parishes or governmental entities that issued any of the Assumed PCRB Debt or the holders of the Assumed Debt to enforce the obligations of EGSL and ETI to the Trustees as provided in the Instruments of Assumption if either EGSL or ETI fail to make the payments required by the corrected DAA.

This Instrument of Correction has been executed by the duly authorized representatives of the parties hereto.

Dated: March 20, 2008

ENTERGY TEXAS, INC.	ENTERGY GULF STATES LOUISIANA, L.L.C.

/s/ Steven C. McNeal Name: Steven C. McNeal Title: Vice President and Treasurer	/s/ Steven C. McNeal Name: Steven C. McNeal Title: Vice President and Treasurer

Exhibit A to
Instrument of Correction
dated March 20, 2008

OBJECTIVE

The Jurisdictional Separation Plan of Entergy Gulf States, Inc. (EGSI) provides that the capital structure of both Entergy Gulf States Louisiana, L.L.C. (EGSL) and Entergy Texas, Inc. (ETI) will be approximately the same as the capital structure of EGSI immediately prior to separation of EGSI with two exceptions. The first is that the amount of long-term debt of EGSI to be assumed by ETI pursuant to the Debt Assumption Agreement (DAA) between EGSI and ETI for the benefit of EGSL will include an amount equal to ETI's allocated share of the EGSI preference stock to compensate EGSL for the fact that ETI cannot assume any of EGSI's preference stock. The debt allocated due to EGSI's preference stock will have a debt cost as close as possible to the debt cost of the preference stock. It is expected that all of EGSI's preferred stock will be redeemed prior to the first step of the JSP. The second exception is that EGSI's, ETI's, and EGSL's capital structure will not include securitized debt. EGSL's capital structure incorporates offsetting its debt with its Assumption Asset resulting from the DAA.

APPROACH

The determination of the debt that is assumed by ETI will be done in two stages. The first stage will be "illustrative" based on EGSI's 9/30/2007 Split Balance Sheet. The second stage will be a debt assumption "true-up" based on EGSI's 12/31/2007 Split Balance Sheet.

METHODOLOGY

Below are the steps required to calculate the assumed debt of ETI.

Step 1: Calculate Net Asset Percentage. (Accounting)

After receiving ETI's and EGSL's split 9/30/2007 Consolidated Balance Sheets, calculate EGSL and ETI's Net Asset Percentage (which contains assigned/allocated assets, including FERC Account 189 and the securitization regulatory asset at Texas, less assigned/allocated liabilities other than debt, and excludes cash not specifically assigned to either ETI or EGSL, money pool amounts, customer deposits, and unamortized debt expense,) which will be the ratio of each company's Net Assets to the total Net Assets, as determined above.

Step 2: Allocate Cash Accounts. (Accounting)

Split the unassigned cash accounts (including FERC Accounts 131, 136, 146001, 171 and excluding ETI securitization cash) and customer deposits between EGSL and ETI using the Net Asset percentage calculated in Step 1.

Step 3: Recalculate Net Asset Percentage Amount. (Accounting)

Add the allocated cash accounts from Step 2 to the split net assets received in Step 1 to calculate a new Net Asset percentage.

Step 4: Allocate FERC Account 181 and Unamortized Debt Expense. (Accounting)

Allocate to match debt split allocation (below) - this will require an iterative process. Assign all amounts related to the securitization (approximately $5.6 million) to ETI.

Step 5: Add amounts from Step 4 to amounts from Step2. (Accounting)

Recalculate each company's Adjusted Net Assets and associated ratio to total Net Assets.

Step 6: Determine Each Company's Total Capital Structure (Net Assets) and Allocate Components of Capital Structure. (Accounting)

The adjusted Net Assets for each company must then be spread to the various components of the capital structure such that the common equity ratios for each company are similar to the total EGSI before the split. In doing this, ETI's debt percentage will be slightly larger than EGSL's since ETI will have no preferred/preference stock. The amount of Debt (excluding discount on such debt) allocated to ETI using this procedure will constitute ETI's Assumed Debt Amount and will be adjusted so that the respective stated amounts will be to the nearest $1,000 for FMBs in Account 221 and to the nearest $5,000 for PCRBs in Account 224 due to the fact that those amounts are the minimum size of the respective type of bonds. The KIDCO debt will be split 52% - EGSL/48% - ETI in keeping with the allocation of pension and OPEB liabilities associated with the former GSU executives included in this grouping.

Step 7: Calculate components of Common Shareholder's Equity. (Accounting)

Only EGSL will have Accumulated Other Comprehensive Income, and therefore the other line items of shareholder's equity (Common Stock, Paid-in Capital, Retained Earnings and other such line items) will have to be adjusted in order for the common equity ratio of each company to be the same as the pre-split EGSI common equity ratio.

Step 8: Record Residual of Split. (Accounting)

Debits and credits will be recorded to Account 186JSP for any residual remaining after the split. Adjustments will also be made for the impact of using consolidated capital structure for Lewis Creek and Varibus

Step 9: Pro Forma Expected Capital Structure Changes. (Accounting, Treasury)

EGSI's Capital Structure changes (i.e. redemption of preferred securities, issuance of preference stock, new securitizations, etc.) that have not been included in EGSI's 9/30/2007 Balance Sheet but are expected to happen before the end of the year must be inputted into ETI's and EGSL's split Balance Sheets.

Step 10: Adjust EGSL's Balance Sheet. (Accounting, Treasury)

EGSL's split Balance Sheet needs to be adjusted to confirm that EGSL will keep all of EGSI's debt on its Balance Sheet. EGSL will add an Assumption Asset equal to ETI's Assumed Debt. EGSL will have all of EGSI's debt on its books (excluding any ETI securitization debt). All of EGSI's Preferred Stock should already be on EGSL's Balance Sheet.

Step 11: Adjust the amount allocated to ETI of the FMB 5.60% Series due 12/1/2014.  (Accounting, Treasury)

Adjust the amount of the FMB 5.60% Series due 12/1/2014 in $1,000 increments so that the total amount allocated to ETI equals ETI's assumed debt calculated in Step 4 above to the nearest $1,000. The FMB 5.60% Series due 12/1/2014 was selected because this bond has the closest interest rate to the overall weighted EGSI interest rate.

Step 12: ETI Receives Securitization Cash. (Accounting)

ETI receives Texas securitization cash and debt related to Texas securitization. Debits and credits will be recorded to Account 186JSP as offsets.

The above steps will need to be repeated for the "true-up" when Accounting has finished with the 12/31/2007 split Balance Sheets for ETI and EGSL.

The obligations of ETI to EGSL under the DAA, as corrected for the December 31, 2007 balance sheet of EGSI, are the Assumed Amounts stated below with respect to each series of Outstanding Debt:

I. Indenture of Mortgage dated September 1, 1926, between Entergy Gulf States, Inc. (successor to Gulf States Utilities Company) and The Bank of New York (successor to The Chase National Bank of the City of New York), as supplemented and modified.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
First Mortgage Bonds, 6% Series due December 1, 2012	$140	$64.114	December 31, 2010
First Mortgage Bonds, 3.6% Series due June 1, 2008	$325	$148.837	June 1, 2008
First Mortgage Bonds, 6.2% Series due July 1, 2033	$240	$109.911	December 31, 2010
First Mortgage Bonds, 5.25% Series due August 1, 2015	$200	$91.592	December 31, 2010
First Mortgage Bonds, 4 7/8% Series due November 1, 2011	$200	$91.592	December 31, 2010
First Mortgage Bonds, Floating Rate Series due December 1, 2009	$219.470	$100.509	December 1, 2009
First Mortgage Bonds, 5.60% Series due December 1, 2014	$ 50	$22.898	December 31, 2010
First Mortgage Bonds, 6.18% Series due March 1, 2035	$ 85	$38.927	December 31, 2010
First Mortgage Bonds, 5.70% Series due June 1, 2015	$200	$91.592	December 31, 2010
First Mortgage Bonds, 5.12% Series due August 1, 2010	$100	$45.796	August 1, 2010
First Mortgage Bonds, Floating Rate Series due December 8, 2008	$350	$160.286	December 8, 2008

II. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of November 1, 1985.

(b) Indenture of Trust and Pledge, dated as of November 1, 1985, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-C	$39	$22.440	December 31, 2010

III. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1985.

(b) Indenture of Trust and Pledge, dated as of December 1, 1985, between the Issuer and the Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-D	$28.4	$13.005	December 31, 2010

IV. (a) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of April 1, 1986.

(b) Indenture of Trust and Pledge, dated as of April 1, 1986, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Multiple Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1986	$20	$9.160	December 31, 2010

V. (a) Sublease Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1974 as supplemented by Third Supplemental Sublease Agreement between the Issuer and the Company, dated as of August 1, 1992.

(b) Indenture of Trust and Pledge, dated as of December 1, 1974, between the Issuer and The Bank of New York (as successor to Hibernia National Bank), as trustee (the "Trustee"), as supplemented by Third Supplemental Indenture of Trust and Pledge dated as of August 1, 1992 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1992	$48.285	$22.115	December 31, 2010

VI. (a) Sublease Agreement between Parish of Pointe Coupee, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company) (the "Company"), dated as of March 1, 1983, as supplemented by First Sublease Supplemental Agreement dated as of January 1, 1993, between the Issuer and the Company.

(b) Indenture of Trust and Pledge, dated as of March 1, 1983, between the Issuer and Hancock Bank of Louisiana (as successor to American Bank and Trust Company), as trustee (the "Trustee"), as supplemented by First Supplemental Indenture of Trust and Pledge dated as of January 1, 1993 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1993	$17.450	$7.990	December 31, 2010

VII. (a) Refunding Agreement between Parish of Iberville, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of May 1, 1998.

(b) Trust Indenture, dated as of May 1, 1998, between the Issuer and Hancock Bank of Louisiana.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1998	$21.6	$9.890	December 31, 2010

VIII. (a) Refunding Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Issuer") and Entergy Gulf States, Inc., dated as of May 1, 1998.

(b) Trust Indenture, dated as of May 1, 1998, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999	$22.095	$10.120	July 1, 2010

IX. (a) Refunding Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of September 1, 1999.

(b) Trust Indenture, dated as of September 1, 1999, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)	Assumed Amount (Millions)	Redemption Date
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999-B	$40	$18.320	December 31, 2010